                                          Filed pursuant to Rule 424(b)(5)
                                          Registration No. 333-62661

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 22, 2001)

                          [INTERNATIONAL PAPER LOGO]

                                 $1,000,000,000

                          INTERNATIONAL PAPER COMPANY

                              6.75% NOTES DUE 2011

                                 --------------

    The notes bear interest at the rate of 6.75% per year. Interest on the notes is payable on March 1 and September 1 of each year, beginning on March 1, 2002. The notes will mature on September 1, 2011. The notes may be redeemed at any time, in whole or in part, at the redemption prices discussed under the caption 'Description of Notes -- Optional Redemption.' The notes do not have the benefit of any sinking fund.

    The notes will be our senior obligations and will rank equally with all of our other unsecured senior indebtedness.

                                 --------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                              PER NOTE       TOTAL
                                                              --------   --------------
Public Offering Price.......................................   100.00%   $1,000,000,000
Underwriting Discount.......................................      .65%   $    6,500,000
Proceeds to International Paper (before expenses)...........    99.35%   $  993,500,000

    Interest on the notes will accrue from August 27, 2001 to the date of delivery.

                                 --------------

    The underwriters expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about August 27, 2001.

                                 --------------

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                     BANC OF AMERICA SECURITIES LLC
                                                       DEUTSCHE BANC ALEX. BROWN

August 22, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                --------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................   S-3
Summary.....................................................   S-4
Use of Proceeds.............................................   S-5
Selected Consolidated Financial Data........................   S-6
Capitalization..............................................   S-8
Description of Notes........................................   S-9
Material U.S. Federal Income Tax Consequences...............  S-11
Underwriters................................................  S-14
Validity of Securities......................................  S-15
Experts.....................................................  S-15

                            PROSPECTUS
Available Information.......................................     4
Incorporation of Certain Documents by Reference.............     4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Stock Dividends......     6
International Paper Company.................................     7
The IPC Trusts..............................................     7
Use of Proceeds.............................................     8
Description of Debt Securities..............................     9
Description of Capital Stock................................    25
Description of Preferred Stock..............................    25
Description of Depositary Shares............................    29
Description of Common Stock.................................    31
Description of Warrants.....................................    32
Limitations on Issuance of Bearer Securities................    34
Description of Trust Preferred Securities and Trust
  Guarantees................................................    34
Plan of Distribution........................................    38
Validity of Securities......................................    39
Experts.....................................................    39

                              -------------------

    THESE OFFERING MATERIALS CONSIST OF TWO DOCUMENTS: (a) THIS PROSPECTUS SUPPLEMENT, WHICH DESCRIBES THE TERMS OF THE NOTES THAT WE ARE CURRENTLY OFFERING, AND (b) THE ACCOMPANYING PROSPECTUS, WHICH PROVIDES GENERAL INFORMATION ABOUT OUR DEBT SECURITIES, SOME OF WHICH MAY NOT APPLY TO THE NOTES THAT WE ARE CURRENTLY OFFERING. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT SUPERSEDES ANY INCONSISTENT INFORMATION INCLUDED IN THE ACCOMPANYING PROSPECTUS.

    IN VARIOUS PLACES IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, WE REFER YOU TO OTHER SECTIONS OF SUCH DOCUMENTS FOR ADDITIONAL INFORMATION BY INDICATING THE CAPTION HEADING OF SUCH OTHER SECTIONS. THE PAGE ON WHICH EACH PRINCIPAL CAPTION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CAN BE FOUND IS LISTED IN THE TABLE OF CONTENTS ABOVE. ALL SUCH CROSS REFERENCES IN THIS PROSPECTUS SUPPLEMENT ARE TO CAPTIONS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND NOT IN THE ACCOMPANYING PROSPECTUS, UNLESS OTHERWISE STATED.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about International Paper, including, among other things, the following factors:

    o whether our initiatives relating to balancing our internal supply with demand will be successful;

    o whether anticipated savings from restructuring activities and facility rationalizations can be achieved;

    o whether our divestiture program will achieve anticipated proceeds;

    o changes in domestic or foreign competition;

    o changes in the cost or availability of raw materials;

    o cost of compliance with environmental laws and regulations;

    o competitive pressure among companies in our industry may increase significantly;

    o adverse changes in the interest rate environment may reduce interest margins or adversely affect our asset values;

    o relative adverse changes in exchange rates of the currencies in which we transact business;

    o general economic conditions, whether nationally or in the geographic market areas in which we conduct business, may be less favorable than expected;

    o legislation or regulatory changes may adversely affect the businesses in which we are engaged; or

    o adverse changes may occur in the securities markets.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur.

                                    SUMMARY

TERMS OF THE NOTES:
    Aggregate principal amount...............  $1,000,000,000

    Interest rate............................  6.75% per year.

    Maturity date............................  September 1, 2011

    Interest payment dates...................  March 1 and September 1 of each year, beginning
                                               March 1, 2002.

    Ranking..................................  The notes will be senior unsecured debt and will rank equally with all of our existing and future senior
                                               unsecured debt. The notes will be effectively
                                               subordinated to all of our existing and future
                                               secured debt to the extent of the assets securing
                                               that indebtedness.

    Optional Redemption......................  We may redeem all or a portion of the notes at any time, at our option, at a redemption price equal to
                                               the greater of (1) 100% of the aggregate principal
                                               amount of the notes being redeemed, plus accrued and
                                               unpaid interest to the date of redemption or (2) the
                                               sum of the present values of the remaining scheduled
                                               payments of principal and interest in respect of the
                                               notes being redeemed (not including any portion of
                                               the payments of interest accrued as of the date of
                                               redemption) discounted to the redemption date, on a
                                               semi-annual basis, at the treasury rate plus 30 basis
                                               points, plus accrued and unpaid interest to the date
                                               of redemption. See 'Description of Notes -- Optional
                                               Redemption.'

    Sinking Fund.............................  None.

    Form of Note.............................  One or more global notes, held in the name of The
                                               Depository Trust Company.

    Use of Proceeds..........................  We estimate that the net proceeds from the offering will be approximately $993,500,000, after deducting
                                               the underwriting discount but before deducting
                                               estimated offering expenses. We intend to use the
                                               proceeds from the offering of the notes to repay
                                               current maturities of long-term debt and for general
                                               corporate purposes.

    Tax Consequences.........................  Each investor is urged to consult its own tax advisor as to particular tax consequences to it of
                                               purchasing, holding and disposing of the notes,
                                               including the applicability and effect of any state,
                                               local or foreign tax laws, and of any proposed
                                               changes in applicable laws. See 'Material U.S.
                                               Federal Income Tax Consequences.'

                                USE OF PROCEEDS

    The net proceeds from the sale of the notes offered hereby are estimated to be approximately $993.5 million, after deducting the underwriting discount but before deducting estimated offering expenses. We intend to use the net proceeds from the sale of the notes to refinance current maturities of long-term debt and for general corporate purposes. The indebtedness bears interest at a weighted average interest rate of LIBOR plus 80 basis points and matures in July, 2002. Pending application of the proceeds, we plan to invest the proceeds in short-term high investment grade securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data for each of the five years in the period ended December 31, 2000 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of June 30, 2001 and 2000, and for each of the six-month periods then ended, have been derived from our unaudited condensed consolidated financial statements which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for the periods and dates presented. This data should be read in conjunction with our audited and unaudited consolidated financial statements, including the notes thereto, incorporated herein by reference.

                               FOR THE SIX MONTHS ENDED                            FOR THE YEAR ENDED
                                       JUNE 30,                                        DECEMBER 31,
                              ----------------------------       -----------------------------------------------------------
                                 2001              2000            2000          1999          1998        1997        1996
                                 ----              ----            ----          ----          ----        ----        ----
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)
EARNINGS DATA:
Net Sales..................... $13,580           $13,151          $28,180       $24,573       $23,979    $24,556     $24,182
Earnings (loss) before income
 taxes, minority interest,
 extraordinary items and
 accounting change............    (345)(a)(b)        915(d)(e)        723(g)        448(i)        429(k)     143 (l)     939(m)
Net earnings (loss)...........    (357)(a)(b)(c)     648(d)(e)(f)     142(g)(h)     183(i)(j)     247(k)     (80)(l)     379(m)

CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..................  39,325            44,456           42,109        30,268        31,466     31,971      33,357
Notes payable and current
 maturities of long-term
 debt.........................   1,271             3,147            2,115           920         1,418      2,465       3,578
Long term debt................  12,787            12,933           12,648         7,520         7,697      8,521       7,943
Common shareholders' equity...  11,229            13,041           12,034        10,304        10,738     10,647      11,349

PER SHARE DATA:
Net earnings (loss) per common
 share before extraordinary
 items and accounting change.. $ (0.61)(a)(b)    $  1.23(d)(e)    $  0.82(g)    $  0.48(i)    $  0.60(k) $ (0.20)(l) $  0.95(m)
Net earnings (loss) per common
 share........................ $ (0.74)(a)(b)(c) $  1.55(d)(e)(f) $  0.32(g)(h) $  0.44(i)(j) $  0.60(k) $ (0.20)(l) $  0.95(m)
Cash dividend per share(n).... $  0.50           $  0.50          $  1.00       $  1.01       $  1.05    $  1.05     $  1.05

---------

 (a) Includes a $42 million pre-tax charge ($28 million after taxes) for Champion merger-related costs.

 (b) Includes a charge of $465 million before taxes and minority interest ($300 million after taxes and minority interest) for facility closures, administration realignment and related severance reserves, and a charge of $85 million ($55 million after taxes) for impairment losses on assets of businesses held for sale.

 (c) Includes a $25 million pre-tax charge ($16 million after taxes and minority interest) for the cumulative effect of adopting the provisions of SFAS
     No. 133, 'Accounting for Derivative Instruments and Hedging Activities', as amended by SFAS No. 138, and a $73 million pre-tax extraordinary charge ($46 million after taxes) for an adjustment to the expected loss on the sale of the Masonite business and the loss on the sale of oil and gas interests.

 (d) Includes a $12 million pre-tax charge ($8 million after taxes) for merger-related costs.

 (e) Includes a charge of $71 million before taxes and minority interest ($42 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions.

 (f) Includes a $385 million extraordinary gain ($134 million after taxes and minority interest) on the sale of our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC.

 (g) Includes a $54 million pre-tax charge ($33 million after taxes) for merger related expenses, a $125 million pre-tax charge ($80 million after taxes) for additional Masonite legal reserves, an $824 million charge before taxes and minority interest ($509 million after taxes and minority

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     interest) for asset shutdowns and a $34 million pre-tax credit ($21 million after taxes) for the reversals of reserves no longer required.

 (h) Includes an extraordinary gain of $385 million before taxes and minority interest ($134 million after taxes and minority interest) on the sale of International Paper's investment in Scitex and Carter Holt Harvey's sale of its share of COPEC, an extraordinary loss of $460 million before taxes ($310 million after taxes) related to the impairment of the Zanders and Masonite businesses to be sold, an extraordinary gain before taxes and minority interest of $368 million ($183 million after taxes and minority interest) related to the sale of Bush Boake Allen, an extraordinary loss of $5 million before taxes and minority interest ($2 million after taxes and minority interest) related to Carter Holt Harvey's sale of its Plastics division, and an extraordinary pre-tax charge of $373 million ($231 million after taxes) related to impairments of the Argentine investments, as well as the Chemical Cellulose pulp business and Fine Papers businesses to be sold.

 (i) Includes a $148 million pre-tax charge ($97 million after taxes) for Union Camp merger-related termination benefits, a $107 million pre-tax charge ($78 million after taxes) for merger-related expenses, a $298 million pre-tax charge ($180 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, a $10 million pre-tax charge ($6 million after taxes) to increase existing environmental remediation reserves related to certain former Union Camp facilities, a $30 million pre-tax charge ($18 million after taxes) to increase existing legal reserves and a $36 million pre-tax credit ($27 million after taxes) for the reversals of reserves that were no longer required.

 (j) Includes an extraordinary loss of $26 million before taxes ($16 million after taxes) for the extinguishment of high-interest debt that was assumed in the merger with Union Camp.

 (k) Includes a $20 million pre-tax gain ($12 million after taxes) on the sale of the Veratec nonwovens business, an $83 million pre-tax credit ($50 million after taxes) from the reversals of previously established reserves that were no longer required, a $111 million pre-tax charge ($68 million after taxes) for the impairment of oil and gas reserves due to low prices, a $145 million pre-tax restructuring and asset impairment charge ($82 million after taxes and minority interest expense) and $16 million of pre-tax charges ($10 million after taxes) related to International Paper's share of charges taken by Scitex, a 13% investee company, for the write-off of in-process research and development related to an acquisition and costs to exit the digital video business.

 (l) Includes a pre-tax business improvement charge of $535 million ($385 million after taxes), a $150 million pre-tax provision for legal reserve ($93 million after taxes), a pretax charge of $125 million ($80 million after taxes) for anticipated losses associated with the sale of the Imaging businesses, and a pre-tax gain of $170 million ($97 million after taxes and minority interest) from the redemption of certain retained West Coast partnership interests and the release of a related debt guaranty.

(m) Includes a pre-tax restructuring and asset impairment charge of $554 million ($386 million after taxes), a $592 million pre-tax gain on the sale of a West Coast partnership interest ($336 million after taxes and minority interest), a $155 million pre-tax charge ($99 million after taxes) for the write-down of the investment in Scitex and a $10 million pre-tax charge ($6 million after taxes) for International Paper's share of a restructuring charge announced by Scitex in November 1996.

 (n) The International Paper dividend has remained at $1.00 per share since 1996. However, dividends on a per share basis have been restated to include dividends paid by Union Camp which merged with International Paper during 1999 in a transaction accounted for as a pooling-of-interests.

                                 CAPITALIZATION

    Set forth below is our (i) actual unaudited consolidated capitalization as of June 30, 2001 and (ii) unaudited consolidated capitalization as of June 30, 2001, adjusted to give effect to the issuance of the notes. This information should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, and other financial information pertaining to us incorporated herein by reference.

                                                                      AS OF
                                                                  JUNE 30, 2001
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
INDEBTEDNESS:
    Notes payable and current maturities of long-term
      debt..................................................  $ 1,271     $   271
                                                              -------     -------
        Total short-term debt...............................    1,271         271
    Notes offered hereby....................................       --       1,000
    Long-term debt, excluding current maturities............   12,787      12,787
                                                              -------     -------
Total Indebtedness..........................................   14,058      14,058
International Paper -- Obligated Mandatorily Redeemable
  Preferred Securities of Subsidiaries Holding International
  Paper Debentures..........................................    1,805       1,805

COMMON SHAREHOLDERS' EQUITY:
    Common stock............................................      484         484
    Paid-in capital.........................................    6,443       6,443
    Retained earnings.......................................    5,711       5,711
    Accumulated other comprehensive income (loss)...........   (1,358)     (1,358)
    Less: Common stock held in treasury, at cost............       51          51
                                                              -------     -------

TOTAL COMMON SHAREHOLDERS' EQUITY...........................   11,229      11,229
                                                              -------     -------

TOTAL CAPITALIZATION........................................  $27,092     $27,092
                                                              -------     -------
                                                              -------     -------

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the notes supplements the description of the general terms and provisions of the Debt Securities set forth under the heading 'Description of Debt Securities' in the accompanying prospectus. If a particular term is inconsistent with the more general term described in the prospectus, the particular term replaces the more general term.

GENERAL

    We will issue the notes under an indenture dated as of April 12, 1999 between us and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, to be dated as of August 27, 2001, between us and the Trustee. We refer to the indenture, as supplemented, as the Indenture.

    The notes will initially be limited to $1,000,000,000 aggregate principal amount. We may, without notice to or the consent of the holders of the notes, issue additional notes of the same tenor as the notes, so that such additional notes and the notes offered hereby shall form a single series, and references herein to the notes shall include (unless the context otherwise requires) any further notes issued as described in this paragraph.

    The notes will mature on September 1, 2011. The notes will bear interest from August 27, 2001 at the rate per annum of 6.75%, payable semiannually on March 1 and September 1 of each year, commencing March 1, 2002, to the persons in whose names such notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date.

    The notes have no sinking fund provisions.

OPTIONAL REDEMPTION

    We may redeem all or a portion of the notes at any time as set forth below. We will mail notice to registered holders of the notes of our intent to redeem on not less than 30 nor more than 60 days' notice. We may redeem the notes at a redemption price equal to the greater of:

    o 100% of the principal amount plus accrued interest to the redemption date; or

    o the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

    'Business Day' means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

    'Comparable Treasury Issue' means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ('Remaining Life') of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    'Comparable Treasury Price' means, with respect to any redemption date,
(A) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

    'Independent Investment Banker' means either one of the Reference Treasury Dealers or an independent investment banking institution of national standing appointed by us.

    'Reference Treasury Dealer' means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Banc of America Securities LLC and Deutsche Banc

Alex. Brown Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a 'Primary Treasury Dealer'), we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

    'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    'Treasury Rate' means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated 'H.15(519)' or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption 'Treasury Constant Maturities,' for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

MODIFICATION

    The Indenture will provide that modifications and amendments of the Indenture may be made by us and the Trustee under the Indenture only with the consent of the holders of not less than a majority in aggregate principal amount of the notes issued under the Indenture and affected by such modification or amendment.

    No such modification or amendment may, without the consent of each holder of the notes affected thereby:

    o change the maturity of the principal of, or any instalment of principal of or interest on, any such note,

    o reduce the principal amount of, or any premium or interest on, any such note,

    o  change any obligation of ours to pay additional amounts,

    o change the coin or currency in which any note or any premium or interest thereon is payable,

    o impair the right to institute suit for the enforcement of any payment on or with respect to any such note,

    o reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

    o  reduce the requirements contained in the Indenture for quorum or voting,

    o change any obligations of ours to maintain an office or agency in the places and for the purposes required by the indenture, or

    o  modify any of the above provisions.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes to initial purchasers of the notes who are United States Holders (as described below) and the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the notes to initial purchasers who are Non-United States Holders (as described below). It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of notes who purchase the notes at their 'issue price' -- namely, the first price at which a substantial portion of the notes is sold to investors (not including sales to underwriters or placement agents) -- and who hold the notes as 'capital assets' (in general, assets held for investment) and does not deal with special situations. For example, this summary does not address:

    o tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    o tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

    o tax consequences to holders whose 'functional currency' is not the U.S. dollar;

    o tax consequences to partnerships or to persons who hold notes through a partnership or similar pass-through entity;

    o tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

    o U.S. federal gift tax, estate tax (except as to Non-United States Holders) or alternative minimum tax consequences, if any; or

    o any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), final, temporary and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES TO UNITED STATES HOLDERS

    The following is a summary of the U.S. federal tax consequences that will apply to you if you are a United States Holder of notes. (Certain consequences to 'Non-United States Holders' are described under 'Consequences to Non-United States Holders' below.) A 'United States Holder' means a beneficial owner of a note that is:

    o a citizen or resident of the United States for U.S. federal income tax purposes;

    o a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any State (or the District of Columbia);

    o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    o a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons (as defined in the Code) have authority to control all of its substantial decisions.

    Interest

    Stated interest on a note will be taxable to a United States Holder as ordinary income either at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

    Sale, Exchange, Redemption or Repayment of the Notes

    Upon the disposition of a note by sale, exchange, redemption or repayment, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount realized from such disposition (other than amounts attributable to accrued interest on the note not previously included in income, which will be treated as interest for U.S. federal income tax purposes) and the United States Holder's adjusted tax basis in the note. A United States Holder's tax basis in a note generally will be equal to the amount such holder paid for the note, increased by any accrued but unpaid interest that the holder previously included in income and decreased by any such amounts paid. Gain or loss recognized on the disposition of a note will be long-term capital gain or loss if the note was held for more than one year at the time of the disposition. Non-corporate taxpayers are generally subject to a maximum U.S. federal income tax rate of 20% on net long-term capital gains or 18% if the notes will have been held for more than five years. The deductibility of capital losses is subject to certain limitations.

    Backup Withholding and Information Reporting

    Information returns will, where required, be filed with the Internal Revenue Service reporting the amount of any interest paid on the notes (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

    Under current U.S. federal income tax law, a backup withholding tax at the rate specified by the Code is required with respect to certain interest and principal payments made to, and the proceeds of sales by, certain United States Holders if such persons fail to furnish their taxpayer identification number and other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Certain persons, including corporations and financial institutions, are exempt from backup withholding. Holders of notes should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such an exemption. Any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following discussion is limited to certain anticipated U.S. federal tax consequences to a beneficial owner of a note that is an individual, corporation, estate or trust that is not a United States Holder (a 'Non-United States Holder').

    Interest

    The 30% U.S. federal withholding tax described below will not apply to any payment to you of principal or interest on a note provided that:

    o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h) (3) of the Code;

    o you are not a 'controlled foreign corporation' (as defined in section 957 of the Code) that is related, directly or indirectly, to us through stock ownership;

    o you are not a bank whose receipt of interest on a note is described in section 881 (c) (3) (A) of the Code; and

    o you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or you provide such information and certification to a financial institution holding the note on your behalf, and such financial institution certifies, under penalties of perjury, that such information and certification has been received by it and furnishes a paying agent with a copy thereof.

    If you do not satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. The Forms W-8ECI and W-8BEN must be periodically updated. A Non-United States Holder of notes that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

    Disposition of the Notes

    A Non-United States Holder will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of the notes unless:

    o the gain is effectively connected with the conduct of the holder's trade or business in the United States;

    o the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements; or

    o the Non-United States Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

    U.S. Federal Estate Tax

    Unless you are subject to provisions applicable to certain U.S. expatriates, the U.S. federal estate tax will not apply to notes considered to be owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

    U.S. Trade or Business Income

    If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of a trade or business, the Non-United States Holder, although it may be exempt from the withholding tax discussed in the section on 'Consequences to Non-United States Holders-Interest' above, will generally be taxed in the same manner as a United States Holder (see 'Consequences to United States Holders' above), except that the holder will be required to provide a W-8ECI in order to claim an exemption from withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

    Backup Withholding and Information Reporting

    In general, you will not be subject to backup withholding and information reporting with respect to payments made on the notes or the proceeds of a sale of a note, provided that you provide a Form W-8BEN and the payor does not have actual knowledge that you are a United States person.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                  UNDERWRITERS

    Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below.

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                         PRINCIPAL
                                                           AMOUNT
                     UNDERWRITER                          OF NOTES
                     -----------                       --------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................  $  375,000,000
Salomon Smith Barney Inc.............................     375,000,000
Banc of America Securities LLC.......................     200,000,000
Deutsche Banc Alex. Brown Inc........................      50,000,000
                                                       --------------
    Total............................................  $1,000,000,000
                                                       --------------
                                                       --------------

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed .325% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed .250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    In connection with the offering the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be approximately $400,000.

    The underwriters and certain of their affiliates and associates have provided, and may in the future provide, investment banking, commercial banking, brokerage and financial advisory services to us from time to time. The underwriters and their affiliates have received and expect to receive customary fees and underwriting commissions in connection with providing such services.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                             VALIDITY OF SECURITIES

    Certain legal matters with respect to the notes offered hereby will be passed upon for us by Davis Polk & Wardwell and Barbara Smithers, our Vice President and Corporate Secretary. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain legal matters for the underwriters.

                                    EXPERTS

    See 'Experts' in the accompanying prospectus.

PROSPECTUS

                                 $2,075,775,000

                           [INTERNATIONAL PAPER LOGO]

          DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK AND WARRANTS

                     INTERNATIONAL PAPER CAPITAL TRUST III
                      INTERNATIONAL PAPER CAPITAL TRUST IV
              TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                   GUARANTEED BY INTERNATIONAL PAPER COMPANY

                              -------------------

    International Paper Company, a New York corporation (the 'Company' or 'International Paper'), may issue from time to time, together or separately up to an aggregate initial offering price of $2,075,775,000 of its (i) debt securities (the 'Debt Securities'), which may be either senior debt securities (the 'Senior Debt Securities') or subordinated debt securities (the 'Subordinated Debt Securities'), consisting of notes, debentures or other unsecured evidences of indebtedness in one or more series, (ii) shares of its serial preferred stock, par value $1.00 per share (the 'Preferred Stock'), which, for any or all series of Preferred Stock, may be issued in the form of depositary shares evidenced by depositary receipts (the 'Depositary Shares');
(iii) shares of its common stock, par value $1.00 per share (the 'Common Stock'), and shares issuable upon conversion of securities which are, pursuant to the terms thereof, convertible into shares of Common Stock; and
(iv) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the 'Warrants') in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Common Stock and Warrants may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents designated and in amounts, at prices and on terms to be determined by market conditions at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are referred to herein collectively as the 'Company Securities.'

    International Paper Capital Trust III and International Paper Capital Trust IV (each, an 'IPC Trust' and collectively, the 'IPC Trusts'), statutory business trusts formed under Delaware law, may offer, from time to time, preferred securities (the 'Trust Preferred Securities') with the payment of dividends and payments on liquidation or redemption of the Trust Preferred Securities issued by each IPC Trust guaranteed on a subordinated basis by the Company (the 'Trust Guarantees') to the extent described herein and in an accompanying prospectus supplement (the 'Prospectus Supplement'). The Company will be the owner of the trust interests represented by common securities (the 'Trust Common Securities') to be issued by each IPC Trust. Unless indicated otherwise in a Prospectus Supplement, each IPC Trust exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in Subordinated Debt Securities. The Company Securities and the Trust Preferred Securities are referred to herein collectively as the 'Offered Securities.'

    The Offered Securities may be offered as separate series or issuances at an aggregate initial offering price not to exceed $2,075,775,000 or, if applicable, the equivalent thereof in one or more foreign currencies, currency units, composite currencies or in amounts determined by reference to an index as shall be designated by the Company, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements. The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale.

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness of the Company. Certain specific terms of the particular Offered Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, any interest rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion or exchange into other Offered Securities, currency or currencies of denomination and payment, if other than U.S. dollars, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price; (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Offered Securities, any listing on a securities exchange, the initial public offering price and any other terms; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of offering thereof; (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Offered Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants; (v) in the case of Trust Preferred Securities, the designation, number of shares, liquidation amount per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any conversion or exchange provisions; and (vi) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

                           -------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Offered Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See 'Plan of Distribution.' If agents of the Company or the IPC Trusts or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement with respect to such Offered Securities. The net proceeds to the Company or the IPC Trusts from such sale also will be set forth in a Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                   THE DATE OF THIS PROSPECTUS IS AUGUST 22, 2001

    The Debt Securities may be issued in registered form or, subject to certain limitations set forth herein, bearer form with coupons, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form and may be issued in the name of a depository institution as book-entry securities. Subject to certain exceptions, Debt

Securities in bearer form may not be offered or sold to persons within the United States or its possessions or to United States persons. See 'Limitations on Issuance of Bearer Securities.'

    The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol 'IP.' Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

    The Company and the IPC Trusts have filed with the Securities and Exchange Commission (the 'Commission') a joint registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act') with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the IPC Trusts and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

    International Paper is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company with the Commission may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at (http://www.sec.gov.). Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    No separate financial statements of the IPC Trusts have been included or incorporated by reference herein. Neither the IPC Trusts nor the Company considers such financial statements material to holders of Trust Preferred Securities because (i) all of the voting securities of each of the IPC Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the IPC Trusts has no independent operations but rather exists for the purpose of issuing securities representing undivided beneficial interests in the assets of each such IPC Trust and investing the proceeds thereof in Subordinated Debt Securities, and (iii) the obligations of the IPC Trusts under the Trust Preferred Securities issued by such trust are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See 'The IPC Trusts' and 'Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees.'

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    International Paper has filed with the Commission, pursuant to the Exchange
Act:

    o (File No. 1-3157), an Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 26, 2001 (the 'International Paper 2000 Form 10-K');

    o Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001 and for the quarter ended June 30, 2001, filed on August 14, 2001; and

    o Current Reports on Form 8-K, dated January 24, 2001 (filed on January 25,
      2001), April 18, 2001 (filed on April 19, 2001), June 14, 2001 (filed on
      June 14, 2001) and July 17, 2001 (filed on July 17, 2001).

    The information incorporated by reference is deemed to be part of this document except for any information superseded by information in this document. Statements contained in any such documents as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Commission, each such statement being qualified in all respects by such reference.

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-3157) are also incorporated in this Prospectus by reference: (i) the description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated July 20, 1976, as amended, and (ii) the Company's registration statements on Form S-3, filed January 8, 1992 (No. 33-44855) and December 23, 1993 (No. 33-51447).

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus forms a part which the Company has filed with the Commission and to which reference is hereby made.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INTERNATIONAL PAPER COMPANY, 400 ATLANTIC STREET, STAMFORD, CONNECTICUT 06921, ATTENTION: INVESTOR RELATIONS DEPARTMENT (TELEPHONE: (203) 541-8000).

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ('$,' 'dollars,' 'U.S. dollars' or 'U.S.$').

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2000, and for the six-month periods ended June 30, 2001 and June 30, 2000.

FOR THE SIX MONTHS
      ENDED                  FOR THE YEAR ENDED
     JUNE 30,                   DECEMBER 31,
-------------------   --------------------------------
  2001       2000     2000   1999   1998   1997   1996
  ----       ----     ----   ----   ----   ----   ----
    (UNAUDITED)
    --(1)    2.77     1.42   1.27   1.38     --(1) 1.83

---------

(1) Our deficiency in earnings necessary to cover fixed charges was $407.5 million for the six months ended June 30, 2001 and $72.0 million for the year ended December 31, 1997.

    For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings before extraordinary charges and the cumulative effect of accounting changes, interest expense, the estimated interest factor in rent expense (which, in our opinion, approximates one-third of rent expense) and preferred dividends of subsidiaries, and adjustments for undistributed equity earnings and the amortization of capitalized interest. Fixed charges include interest incurred (including amounts capitalized), the estimated interest factor in rent expense and preferred dividends of subsidiaries.

                          INTERNATIONAL PAPER COMPANY

    We are a global forest products, paper and packaging company that is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim, and South America. Substantially all of our businesses have experienced, and are likely to continue to experience, cycles relating to available industry capacity and general economic conditions. We are a New York corporation and were incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898.

    In the United States at December 31, 2000, we operated 35 pulp, paper and packaging mills, 105 converting and packaging plants, 46 wood products facilities, seven specialty panels and laminated products plants and eight specialty chemicals plants. Production facilities at December 31, 2000 in Europe, Asia, Latin America, South America and Canada included 15 pulp, paper and packaging mills, 48 converting and packaging plants, 15 wood products facilities, three specialty panels and laminated products plants and seven specialty chemicals plants. We distribute printing, packaging, graphic arts, maintenance and industrial products through over 300 distribution branches located primarily in the United States. At December 31, 2000, we owned or managed approximately 12 million acres of forestlands in the United States, mostly in the South, 1.5 million acres in Brazil and had, through licenses and forest management agreements, harvesting rights on government-owned timberlands in Canada.

    At December 31, 2000, through Carter Holt Harvey, a New Zealand company which is approximately 50.4% owned by International Paper, we operated five mills producing pulp, paper, packaging and tissue products, 26 converting and packaging plants and 56 wood products manufacturing and distribution facilities, primarily in New Zealand and Australia. Carter Holt Harvey distributes paper and packaging products through seven distribution branches located in New Zealand and Australia. In New Zealand, Carter Holt Harvey owns approximately 820,000 acres of forestlands.

    Our principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06921 and our telephone number is (203) 541-8000.

                                 THE IPC TRUSTS

    International Paper Capital Trust III and International Paper Capital
Trust IV (each, an 'IPC Trust' and collectively, the 'IPC Trusts') are statutory business trusts each formed under Delaware law pursuant to (i) a separate Declaration of Trust (a 'Declaration') executed by the Company, as sponsor for such IPC Trusts, and the Trustees (as defined herein) of such IPC Trust and
(ii) the filing of a certificate of trust with the Delaware Secretary of State. Unless an accompanying Prospectus Supplement provides otherwise, each IPC Trust exists for the sole purposes of (i) issuing the Trust Preferred Securities and investing the proceeds thereof in a specific series of Subordinated Debt Securities, (ii) issuing and selling Common Securities to the Company in exchange for cash and investing the proceeds thereof in additional Subordinated Debt Securities, and (iii) engaging in such other activities as are necessary, convenient or incidental thereto. Each IPC Trust shall not borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake (or permit to be undertaken) any activity that would cause such IPC Trust not to be classified for United States Federal income tax purposes as a grantor trust. All of the Trust Common Securities of each IPC Trust will be owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and continuance of an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will acquire Trust Common Securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each IPC Trust. Each IPC Trust will have a term of 40 years, but may terminate earlier as provided in the Declaration of such IPC Trust. Each IPC Trust's business and affairs will be conducted by the Trustees of such IPC Trust. The holder of the Trust Common Securities of each IPC Trust will be entitled to appoint, remove or replace any of,

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or increase or reduce the number of, the Trustees of such IPC Trust. The duties and obligations of the Trustees of each IPC Trust shall be governed by the Declaration of such IPC Trust. At least one of the Trustees of each IPC Trust will be a person who is an employee or officer of or who is affiliated with the Company (a 'Regular Trustee'). One Trustee of each IPC Trust will be a financial institution that is not affiliated with the Company, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'), pursuant to the terms set forth in a Prospectus Supplement (the 'Property Trustee'). In addition, unless the Property Trustee of each IPC Trust maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Trustee of each IPC Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware (the 'Delaware Trustee' and, together with the Regular Trustee and the Property Trustee, the 'Trustees'). The Company will pay all fees and expenses related to each IPC Trust and the offering of the Trust Preferred Securities of such IPC Trust. Unless otherwise indicated in an applicable Prospectus Supplement, the Property Trustee will be The Bank of New York, and the Delaware Trustee will be The Bank of New York (Delaware). Unless otherwise indicated in an applicable Prospectus Supplement, the office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each IPC Trust is c/o International Paper Company, 400 Atlantic Street, Stamford, Connecticut 06921. Telephone: (203) 541-8000.

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Company Securities offered hereby will be used for general corporate purposes. Unless otherwise specified in the Prospectus Supplement, the IPC Trusts will use all proceeds from the sale of Trust Preferred Securities to purchase Subordinated Debt Securities of the Company. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby may be set forth in the Prospectus Supplement relating to such Offered Securities.

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                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities will be issued under one of two identical Indentures (each, a 'Senior Indenture'), the forms of which have been filed with the Commission as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part, to be entered into between the Company and The Chase Manhattan Bank, N.A., as trustee, or such other trustee as shall be named in a Prospectus Supplement. The Subordinated Debt Securities will be issued under one of two separate identical Indentures (each, a 'Subordinated Indenture'), the forms of which have been filed with the Commission as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part, to be entered into between the Company and The Chase Manhattan Bank, N.A., as trustee, or such other trustee as shall be named in a Prospectus Supplement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the 'Indentures.' Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. The Chase Manhattan Bank, N.A., or such other trustee as shall be named in a Prospectus Supplement, as trustee under the Senior Indenture and under the Subordinated Indenture, is referred to herein as the 'Trustee.'

    The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein or therein, as the case may be. Section and Article references used herein are references to the applicable Indenture. Except as otherwise indicated, the terms of the Senior Indenture and the Subordinated Indenture are identical. Capitalized terms not otherwise defined herein shall have the meanings given to them in the applicable Indenture.

GENERAL

    The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture) of the Company as described in the Prospectus Supplement applicable to the offering of Subordinated Debt Securities.

    Concurrently with the issuance of Trust Preferred Securities, the IPC Trusts will invest the proceeds thereof and the consideration paid by the Company for the related Trust Common Securities in Subordinated Debt Securities. The Subordinated Debt Securities will be in the principal amount equal to the aggregate stated liquidation preference of the Trust Preferred Securities plus the Company's concurrent investment in the related Trust Common Securities.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities:

    o the title of the Debt Securities;

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   o whether the Debt Securities are Senior Debt Securities or Subordinated Debt
     Securities;

   o any limit on the aggregate principal amount of the Debt Securities;

   o whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities shall be issuable in whole or in part in temporary or permanent global form or in the form of Book-Entry Securities and, if so, the circumstances under which any such global security or global securities or Book-Entry Securities may be exchanged for Debt Securities registered in the name of, and any transfer of such global or Book-Entry Securities may be registered to, a Person other than the depository for such temporary or permanent global securities or Book-Entry Securities or its nominee;

   o the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

   o the date or dates on which the Debt Securities will mature;

   o the rate or rates per annum at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue;

   o the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under 'Temporary Global Securities' below;

   o any mandatory or optional sinking fund or analogous provisions;

   o each office or agency where, subject to the terms of the applicable Indenture as described below under 'Payment and Paying Agents,' the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under 'Form, Exchange, Registration and Transfer,' the Debt Securities may be presented for registration of transfer or exchange;

   o the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular Debt Securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture;

   o the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;

   o the currency or currency units of payment of principal of and any premium and interest on the Debt Securities;

   o any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities and the manner in which such amounts shall be determined;

   o the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into a security or securities of the Company;

   o any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture; and (Section 3.1)

   o any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

   Debt Securities may also be issued under the Indentures upon the exercise of Warrants. See 'Description of Warrants.'

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    Debt Securities may be issued as Original Issue Discount Securities. An
Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of such Debt Security, shall become due and payable.

    Certain special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount will be described in the Prospectus Supplement relating thereto. In addition, certain special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars and to any Debt Securities which provide for application of an index to determine principal and interest will be described in the applicable Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 2.1) The Indentures also will provide that Debt Securities of a series may be issuable in temporary or permanent global form and may be issued as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the 'Depository') or another depository named by the Company and identified in a Prospectus Supplement with respect to such series. (Sections 2.1 and 2.4) See ' -- Global and Book-Entry Debt Securities.'

    In connection with its original issuance, no Bearer Security (including a Debt Security exchangeable for a Bearer Security or a Debt Security in global form that is either a Bearer Security or exchangeable for Bearer Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under 'Limitations on Issuance of Bearer Securities') and a Bearer Security may be delivered in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3). In the case of a Bearer Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security. (Section 3.3) See ' -- Global and Book-Entry Debt Securities' and 'Limitations on Issuance of Bearer Securities.'

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 3.5) Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend:

          'Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.'

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    A Book-Entry Security may not be registered for transfer or exchange (other than as a whole by the Depository to a nominee or by such nominee to such Depository) unless:

    o the Depository or such nominee notifies the Company that it is unwilling or unable to continue as Depository

    o the Depository ceases to be qualified as required by the applicable Indenture

    o the Company instructs the Trustee in accordance with the applicable Indenture that such Book-Entry Securities shall be so registrable and exchangeable

    o there shall have occurred and be continuing an Event of Default with respect to the Debt Securities evidenced by such Book-Entry Securities or

    o there shall exist such other circumstances, if any, as may be specified in the applicable Prospectus Supplement. (Section 3.5)

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

    The Company has appointed the Trustee as Security Registrar. (Section 3.5) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.2)

    Unless otherwise indicated an applicable Prospectus Supplement, in the event of any redemption in part, the Company shall not be required to:

    o issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on:

      -- if Debt Securities of the series are issuable only as Registered
         Securities, the day of mailing of the relevant notice of redemption and

      -- if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption;

    o register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or

    o exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 3.5)

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on Bearer Securities will be payable, subject to any applicable laws

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and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of such coupon relating to such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, and premium, if any, and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the Untied States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

    Unless otherwise indicated in an applicable Prospectus Supplement:

    o payment of principal of, premium, if any, and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register;

    o payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest (Section 3.7);

    o the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Securities and

    o the Company will maintain a Paying Agent outside of the United States for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities.

    Any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

    If Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

    If Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain:

    o a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and

    o a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 10.2)

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    Payments of principal of, premium, if any, and interest on Book-Entry
Securities registered in the name of any Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. The Company expects that the Depository, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such Depository or its nominee.

    Neither the Company, the Trustee, any Paying Agent nor the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 10.3)

GLOBAL AND BOOK-ENTRY DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, the portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euro-clear System ('Euro-clear') and CEDEL S.A. ('CEDEL') for credit to the designated accounts. Unless otherwise indicated by an applicable Prospectus Supplement, on or after 40 days following its issuance, each such temporary global Debt Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Debt Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under 'Form, Exchange, Registration and Transfer.' No Bearer Security (including a Debt Security in permanent global form) delivered in exchange for a portion of a temporary or permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Sections 3.4 and 3.5)

    A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of, premium, if any, and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euro-clear or CEDEL which is provided to the Trustee by such Person. (Section 2.3)

    If Debt Securities to be sold in the United States are designated by the Company in a Prospectus Supplement as Book-Entry Securities, a global security representing the Book-Entry Securities will be deposited in the name of Cede & Co., as nominee for the Depository representing the Debt Securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by the Company or any purchaser of the Debt Securities represented by the Book-Entry Securities with an aggregate amount of Debt Securities equal to the total number of Debt Securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of Debt Securities to be represented by one or more global securities will be described in the applicable Prospectus Supplement. Beneficial interests in such Debt Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

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CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO THE SENIOR DEBT SECURITIES

    Unless otherwise indicated in an applicable Prospectus Supplement, with respect to the Senior Debt Securities the Company will covenant in the Senior Indenture that it will not, nor will it permit any Subsidiary (as hereinafter defined), to issue, assume or guarantee any debt for money borrowed ('Debt') if such Debt is secured by a mortgage, pledge, security interest or lien (a 'mortgage' or 'mortgages') upon any Forestlands or Principal Manufacturing Facility (as hereinafter defined), now owned or hereafter acquired, without in any such case effectively providing that the Senior Debt Securities shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

    o mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after April 12, 1999 which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, or existing mortgages on property acquired, provided such mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary other than theretofore unimproved real property,

    o mortgages on any property acquired from a corporation which is merged with or into the Company or a Subsidiary or mortgages outstanding at the time any corporation becomes a Subsidiary,

    o mortgages in favor of the Company or any Subsidiary, or

    o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses.

    The following types of transactions, among others, shall not be deemed to create Debt secured by a mortgage:

    o the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or a Subsidiary is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined and

    o mortgages in favor of governmental bodies of the United States to secure advance, progress or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages.
      (Section 10.7 of Senior Indenture)

    Notwithstanding the foregoing, the Company and any Subsidiary may, without securing the Senior Debt Securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt and the Attributable Debt (as hereinafter defined) in respect of Sale and Lease-Back Transactions (as hereinafter defined) of the Company and its Subsidiaries existing at such time (other than Sale or Lease-Back Transactions the proceeds of which have been applied to the retirement of Funded Debt (as hereinafter defined)), does not at the time exceed 10% of the net tangible assets of the Company and its consolidated Subsidiaries as of the latest fiscal year. (Section 10.7 of Senior Indenture)

    'Net tangible assets' is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

    The Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or a Subsidiary of any Forestlands or any Principal Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation more than 180 days by the Company or such

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Subsidiary and has been or is said to be sold or transferred by the Company or such Subsidiary to such person (herein referred to as a 'Sale and Lease-Back Transaction'), unless either:

    o the Company or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Senior Debt Securities or

    o the Company shall, and in any such case the Company will covenant that it will, apply an amount equal to the fair value (as determined by its Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transaction, of Debt Securities or of Funded Debt of the Company which ranks on a parity with the Senior Debt Securities. (Section 10.8 of Senior Indenture)

    The term 'Forestlands' shall mean at any time property in the United States which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality, excluding from the term 'Forestlands,' however, any land which at the time is held by, or has been or is after the date of this Prospectus transferred to, a Subsidiary primarily for development and/or sale, and not primarily for the production of any lumber or other timber products. (Section 1.1 of Senior Indenture)

    The term 'Principal Manufacturing Facility' shall mean any paperboard, paper or pulp mill or any paper converting plant of the Company or any Subsidiary which is located within the United States other than any such mill or plant or portion thereof (i) which is financed by obligations issued by a State, a Territory, or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludible from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations, or
(ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. (Section 1.1 of Senior Indenture)

    The term 'Subsidiary' shall mean any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company, or by any one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 1.1 of Senior Indenture)

    The term 'Attributable Debt' shall mean, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average Yield to Maturity of the Senior Debt Securities then Outstanding, such average being weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Original Issue Discount Securities, such amount to be determined as provided in the definition of 'Outstanding' in the Senior Indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a sale and leaseback transaction. (Section 1.1 of Senior Indenture)

    The term 'Funded Debt' shall mean Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt. (Section 1.1 of Senior Indenture)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in an applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

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    The Subordinated Debt Securities will, to the extent set forth in the
Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the Holders of Senior Indebtedness will first be entitled to receive payment in full of principal of, and premium, if any, and interest, if any, on such Senior Indebtedness before the Holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of, and premium, if any, or interest, if any, on the Subordinated Debt Securities. (Section 16.2 of Subordinated Indenture) By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

    In the event of the acceleration of the maturity of any Subordinated Debt Securities, the Holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 16.3 of Subordinated Indenture)

    No payments on account of principal, or premium, if any, or interest, if any, in respect of the Subordinated Debt Securities may be made if:

    o there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness;

    o an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof; or

    o if any judicial proceeding shall be pending with respect to any such default. (Section 16.4 of Subordinated Indenture)

    For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture.

    'Senior Indebtedness' is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

    o indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed, or evidenced by bonds, debentures, notes or similar instruments;

    o reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit, bankers' acceptances issued for the account of the Company or with respect to interest rate protection agreements or currency exchange or purchase agreements;

    o obligations and liabilities (contingent or otherwise) in respect of leases by the Company as lessee which, in conformity with generally accepted accounting principles, are accounted for as capitalized lease obligations on the balance sheet of the Company;

    o all direct or indirect guarantees or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise to assure a creditor against loss of the Company in respect of, indebtedness, obligations or liabilities of another Person described in any of the three immediately preceding provisions;

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    o any indebtedness described in any of the four immediately preceding provisions secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Company, regardless of whether the indebtedness secured thereby shall have been assumed by the Company; and

    o any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in any of the five immediately preceding provisions unless in any case in the instrument creating or evidencing such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding, it is provided that such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities. (Section 1.1 of Subordinated Indenture)

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

CONVERSION RIGHTS

    The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the Holders of Debt Securities would be subject to adjustment.

EVENTS OF DEFAULT

    Unless otherwise indicated in an applicable Prospectus Supplement, any one of the following events will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

    o failure to pay any interest on any Debt Security of that series when due, continued for 30 days (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions);

    o failure to pay principal of or premium, if any, on any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions);

    o failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of the Subordinated Indenture, whether or not such deposit is prohibited by the subordination provisions);

    o failure to perform any other covenant of the Company in the applicable Indenture or such Debt Security (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice has been given as provided in the applicable Indenture;

    o certain events in bankruptcy, insolvency or reorganization involving the Company; and

    o any other Event of Default provided with respect to the Debt Securities of that series. (Section 5.1)

    If an Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt

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Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2)

    The Indentures will provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.1, 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 5.12)

    The Company will be required to furnish to the applicable Trustee annually a statement as to the performance of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 10.9)

DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, if so specified with respect to any particular series of Debt Securities, the Company may discharge its indebtedness and its obligations or certain of its obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the applicable Trustee.

    Defeasance and Discharge. The Indentures will provide that, if so specified with respect to the Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (including, in the case of Subordinated Debt Securities, the subordination provisions described under 'Subordination of Subordinated Debt Securities' herein and except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies, to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the applicable Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each instalment of interest on, and any sinking fund payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series.

    Such a trust may only be established if, among other things:

    o the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that

      -- the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

      -- since the date of the applicable Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

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    o the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and

    o in the case of the Subordinated Debt Securities,

      -- no default in the payment of principal of, or premium, if any, or any interest on any Senior Indebtedness beyond any applicable grace period shall have occurred and be continuing, or

      -- no other default with respect to any Senior Indebtedness shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Indebtedness. (Section 4.3)

    In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

    Defeasance of Certain Obligations. The Senior Indenture will provide that, if so specified with respect to the Senior Debt Securities of any series, the Company may omit to comply with the restrictive covenants described under 'Certain Covenants of the Company' above and any other covenants applicable to such Senior Debt Securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each instalment of interest on and any sinking fund payments on the Senior Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Senior Indenture and the Senior Debt Securities of such series. The obligations of the Company under the Senior Indenture and the Senior Debt Securities of such series other than with respect to such covenant shall remain in full force and effect.

    Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that:

    o the Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance has not occurred and

    o the Senior Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit and defeasance. (Section 10.11 of Senior Indenture)

    In the event the Company exercises its option to omit compliance with the covenants described under 'Certain Covenants of the Company' above with respect to the Senior Debt Securities of any series as described above and the Senior Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of the acceleration resulting from such Default. The Company shall in any event remain liable for such payments as provided in the Senior Indenture.

MEETINGS, MODIFICATION AND WAIVER

    Unless otherwise indicated in an applicable Prospectus Supplement, modifications and amendments of the Indentures may be made by the Company and the Trustee under the applicable Indenture only with the consent of the Holders of not less than 66 2/3% aggregate principal amount of the Outstanding Debt Securities issued under the applicable Indenture and

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affected by such modification or amendment unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement.

    No such modification or amendment may, without the consent of each Holder of such Outstanding Debt Security affected thereby:

    o change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any such Debt Security,

    o reduce the principal amount of, or any premium or interest on, any such Debt Security,

    o change any obligation of the Company to pay additional amounts,

    o reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity thereof,

    o change the coin or currency in which any Debt Security or any premium or interest thereon is payable,

    o impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security,

    o adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable),

    o in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

    o reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults,

    o reduce the requirements contained in the applicable Indenture for quorum or voting,

    o change any obligations of the Company to maintain an office or agency in the places and for the purposes required by the Indentures, or

    o modify any of the above provisions. (Section 9.2)

    The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture and, if applicable, such Debt Securities, unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement. (Section 10.10) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons pertaining thereto, waive any past default under the applicable Indenture, except a default:

    o in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series, and

    o in respect of a covenant or provision of the applicable Indenture and, if applicable, such Debt Securities which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 5.13)

    The applicable Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes;

    o the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and

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    o the principal amount of a Debt Security denominated in a foreign currency or currency units shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in the immediately preceding provision. (Section 1.1)

    The applicable Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 13.1) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with 'Notices' below.
(Section 13.2)

    Except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and provided, further, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in the principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (Section 13.4)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Unless otherwise indicated in an applicable Prospectus Supplement, the Company, without the consent of the Holders of any of the Outstanding Debt Securities under the applicable Indenture, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate or merge with or into the Company or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the applicable Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 8.1)

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REDEMPTION AT THE OPTION OF HOLDERS UPON CHANGE IN CONTROL

    Unless otherwise indicated in an applicable Prospectus Supplement, in the event of any Change in Control (as hereinafter defined) of the Company, prior to maturity of the Debt Securities, that has not been approved by the Continuing Directors (as hereinafter defined) of the Company, Debt Securities may be submitted for redemption, on and after the Exchange Date in the case of Debt Securities of any series issuable as Bearer Securities or at any time in the case of all other Debt Securities, at the option of the Holders, unless, prior to the expiration of ten days following such Change in Control, the Company, if permitted to do so by the terms of the Debt Securities of a series, shall have called all of the Debt Securities of such series for redemption. Bearer Securities may be so redeemed only in whole and Registered Securities in whole or in part in increments of $1,000. Any Debt Securities to be so submitted must be submitted during a period (the 'Exercise Period') commencing on the date of the Company's notice described below to Holders of such Change in Control and expiring on the 20th business day after such notice is given.

    Debt Securities submitted for redemption will be redeemed on a Redemption Date that will be the 15th day after expiration of the Exercise Period, at a redemption price of 100% of the principal amount of the Debt Security, plus accrued interest to the Redemption Date. Exercise of this redemption option by the Holder of a Debt Security will be irrevocable.

    On or before the tenth day after a Change in Control, the Company is obligated, unless the Continuing Directors have approved such Change in Control prior to such date, to give notice to Holders as set forth under 'Notices' below, and written notice to the Trustee, regarding the Change in Control, the date of expiration of the Exercise Period, the applicable Redemption Date, the redemption price and the procedure which the Holder must follow to exercise this option. To exercise this option, the Holder must deliver on or before the expiration of the Exercise Period to one of the Paying Agents referred to below written notice of the Holder's exercise of such option, together with the Debt Securities with respect to which the option is being exercised, duly endorsed (in the case of Registered Securities) for transfer. Each Bearer Security delivered for redemption must be delivered with all coupons maturing after the Redemption Date. If the Redemption Date falls between any Regular Record Date and the next succeeding Payment Date, Registered Securities must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive on such Interest Payment Date.

    As used herein, a 'Change in Control' of the Company shall be deemed to have occurred at such time or times as:

    o the Company determines that any person or related group of persons is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Common Stock or

    o individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Company's directors. 'Continuing Director' means any director who is a director on the date hereof and any director who is nominated or elected by a majority of Continuing Directors who are then directors.

    The Company could, in the future, enter into certain transactions, including certain recapitalizations or leveraged transactions of the Company, that would not constitute a Change in Control or would constitute a Change of Control but would not trigger the Change of Control purchase feature of the Debt Securities if approved by the Continuing Directors and would increase the amount of the Company's indebtedness outstanding at such time. However, the Senior Indenture contains covenants of the Company limiting its ability to mortgage or sell Principal Manufacturing Facilities or Forestlands.

    If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control purchase price for all Debt Securities tendered by the Holders thereof. In addition, the Company's ability to purchase Debt Securities with cash may be limited by the terms of its then-existing borrowing agreements. A default by the Company on its obligation to pay the Change in Control purchase price or a breach of its covenant would result in an Event of Default and could result in acceleration of the maturity of other

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indebtedness of the Company at the time outstanding pursuant to cross-default provisions. The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder and will otherwise comply with all federal or state securities laws, as required, in connection with any of the Debt Securities providing for redemption at the option of Holders.

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register. (Sections 1.1, 1.6)

TITLE

    Title to any temporary global Debt Security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery of the Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 3.6)

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

REGARDING THE TRUSTEE

    The Indentures contain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is a creditor of the Company. The Chase Manhattan Bank, N.A. also acts as trustee under various indentures and the Company and certain subsidiaries from time to time maintain deposit accounts and conduct their banking transactions with The Chase Manhattan Bank, N.A. in the ordinary course of their business. The applicable Prospectus Supplement will describe

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any such relationships between the Company and/or certain or its subsidiaries and any other trustee named in such Prospectus Supplement.

EXPENSES OF THE IPC TRUSTS

    Unless otherwise indicated in an applicable Prospectus Supplement, pursuant to the Subordinated Indenture or a supplement thereto, the Company will agree to pay all of the costs, expenses or liabilities of the IPC Trusts, other than obligations of the IPC Trusts to pay to the holders of any Trust Preferred Securities or Trust Common Securities the amounts due such holders pursuant to the terms of the Trust Preferred Securities or Trust Common Securities.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 990,850,000 shares of common stock, $1.00 par value per share (the 'Common Stock'),
(ii) 400,000 shares of cumulative $4 preferred stock, without par value (the '$4 Preferred Stock'), and (iii) 8,750,000 shares of serial preferred stock, $1.00 par value per share (the 'Preferred Stock').

    At July 31, 2001, there were outstanding (a) 483,150,673 shares of Common Stock, (b) employee stock options to purchase an aggregate of approximately 28,159,382 shares of Common Stock, (c) 15,696 shares of $4 Preferred Stock and
(d) no shares of any series of Preferred Stock. In addition, approximately 8,330,285 shares of Common Stock were reserved for issuance upon conversion of International Paper-obligated mandatorily redeemable preferred securities of a subsidiary trust.

                         DESCRIPTION OF PREFERRED STOCK

    The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation (the 'Restated Certificate of Incorporation'), and the Certificate of Designation (the 'Certificate of Designation') relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

    Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 8,750,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, with such designations of:

    o titles;

    o dividend rates;

    o any redemption provisions;

    o special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company;

    o any sinking fund provisions;

    o any conversion provisions;

    o any voting rights thereof; and

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    o any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company.

    The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

    So long as any shares of $4 Preferred Stock are outstanding, the preferences, privileges and voting powers, if any, of the shares of Preferred Stock of any series, and the restrictions or qualifications thereof, shall be subject to the preferences, privileges and voting powers, if any, of the shares of $4 Preferred Stock and the restrictions and qualifications thereof.

RANK

    Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank:

    o senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the 'Junior Liquidation Securities');

    o on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ('Parity Liquidation Securities'); and

    o junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock, including the $4 Preferred Stock (the 'Senior Liquidation Securities').

    In addition, any series of Preferred Stock will, with respect to dividend rights, rank

    o senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock,

    o on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ('Parity Dividend Securities') and

    o junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock, including the $4 Preferred Stock. As used in any Certificate of Designation for these purposes, the term 'equity securities' will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

    Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under 'Description of Depositary Shares') on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

    No full dividends may be declared or paid on funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

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CONVERSION AND EXCHANGE

    The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company. The Common Stock of the Company is described below under 'Description of Common Stock.'

REDEMPTION

    A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

    In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors. On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, the holders of shares of Preferred Stock will have no voting rights.

PREFERRED STOCK OUTSTANDING

    As of July 31, 2001, the Company had issued and outstanding 15,696 shares without par value of $4 Preferred Stock, which is senior to the Common Stock and the Preferred Stock as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up of the Company. The $4 Preferred Stock bears a dividend of $4.00 per share per annum from the surplus or net profits of the Company, but only when and as declared by the Board of Directors. Dividends on the $4 Preferred Stock are cumulative. Such dividends are payable quarterly in each year on such dates as from time to time may be fixed by the Board of Directors. Accumulation of dividends do not bear interest.

    If dividends in full on all outstanding shares of the $4 Preferred Stock for all past quarterly dividend periods and for the then current quarterly period have not been paid or declared and set

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

apart for payment, no dividends (other than dividends payable in stock ranking junior to the $4 Preferred Stock) will be declared or paid or set apart for payment on, nor will any distribution be made to, any class of stock ranking junior to the $4 Preferred Stock.

    Holders of the $4 Preferred Stock have no general voting rights but have the right to vote in certain specified circumstances.

    If at the time of any annual meeting of shareholders, dividends have not been paid on the shares of the $4 Preferred Stock in an aggregate amount equal to four full quarterly dividends (whether consecutive or not), then at such annual meeting, the holders of the $4 Preferred Stock will have the sole right, to the exclusion of all other classes of stock, to vote for and elect one-third (or the nearest whole number thereto) of the total number of directors to be elected at the meeting and thereafter at all meetings for the election of directors until all arrearages of dividends accumulated on the $4 Preferred Stock for all preceding dividend periods shall have been paid or declared and set apart for payment. Whenever all arrearages of dividends have been paid or declared and set apart for payment, all powers of the holders of the $4 Preferred Stock to vote for directors will terminate, and the tenure of all Directors elected by them will automatically end.

    So long as any shares of the $4 Preferred Stock are outstanding, the Company, without first obtaining a majority vote of the holders of the outstanding shares of the $4 Preferred Stock, may not:

    o increase the authorized number of $4 Preferred Stock,

    o authorize, create or issue stock of any class ranking, as to the payment of dividends or distributions upon dissolution, liquidation or winding up, on a parity with the $4 Preferred Stock, or

    o sell, lease or otherwise dispose of all or substantially all of the assets of the Company, otherwise than by merger or consolidation.

    In addition, so long as any shares of $4 Preferred Stock are outstanding, the Company may not, without first obtaining the vote of holders of at least two-thirds of the outstanding shares of $4 Preferred Stock, authorize, create or issue stock of any class ranking, as to the payment of dividends or distribution upon dissolution, liquidation or winding up, senior to the $4 Preferred Stock.

    The Company's Restated Certificate of Incorporation provides that for so long as any shares of Preferred Stock are outstanding, the Company will not issue any shares of the $4 Preferred Stock without first obtaining the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock.

    Upon the dissolution, liquidation or winding up of the Company, the holders of the $4 Preferred Stock will be entitled to receive out of the net assets of the Company (whether represented by capital or surplus),

    o if such dissolution, liquidation or winding up is voluntary, cash in an amount per share of $105, and

    o if such dissolution, liquidation or winding up is involuntary, cash in the amount of $100 per share.

    In addition, such holders will be entitled to receive, in each case, an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, whether or not earned or declared and, in either case, before any distribution of the assets to be distributed is made to the holders of stock ranking junior to the $4 Preferred Stock.

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                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt relating to the Preferred Stock, included as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the 'Deposit Agreement') between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the 'Depositary'). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the 'Depositary Receipts'). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

    Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF STOCK

    If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

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WITHDRAWAL OF STOCK

    Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the holders of at least the amount of the Depositary Shares then outstanding representing the minimum amount of Preferred Stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Preferred Stock of such series. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if:

    o all outstanding Depositary Shares have been redeemed; or

    o each share of Preferred Stock has been converted into other preferred stock or Common Stock or has been exchanged for debt securities; or

    o there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the

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Depositary in connection with the initial deposit of the relevant series of
Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Subject to the rights of the Holders of any shares of the Company's Preferred Stock or $4 Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The Common Stock is listed on the New York Stock Exchange. The registrar and transfer agent for the Common Stock is Chemical Bank.

CERTAIN PROVISIONS

    The Company's Restated Certificate of Incorporation contains provisions which:

    o divide the Board of Directors into three classes of as nearly equal size as possible, with Directors in each class being elected for terms of three years;

    o require the affirmative vote of 80% of the outstanding shares of voting stock to remove any Director except for cause;

    o require the affirmative vote of 80% of the outstanding shares of voting stock and a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of

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      voting power) to approve any Business Combination (as such term is defined in the Company's Restated Certificate of Incorporation) with an Interested Stockholder unless

      -- the Business Combination shall have been approved by the Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of the entire Board of Directors or

      -- in the case of a Business Combination involving the payment of consideration to holders of capital stock, certain conditions concerning the adequacy of the consideration are met;

    o require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in the two immediately preceding bullets; and

    o require the affirmative vote of

      --  80% of the outstanding shares of voting stock and

      -- a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal is recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

    The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in the Company effectively to exercise control.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants, including Warrants to purchase Debt Securities ('Debt Warrants'), as well as other types of Warrants to purchase Securities. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a 'Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Warrant Agent'), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

DEBT WARRANTS

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the certificates representing such Debt Warrants, including the following:

    o the title of such Debt Warrants;

    o the aggregate number of such Debt Warrants;

    o the price or prices at which such Debt Warrants will be issued;

    o the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable;

    o the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants;

    o the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security;

    o the currency or currencies, including composite currencies or currency units, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable;

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    o the date, if any, on and after which such Debt Warrants and the related
      Debt Securities will be separately transferable;

    o the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such principal amount of Debt Securities may be purchased upon such exercise;

    o the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire;

    o the maximum or minimum number of such Debt Warrants which may be exercised at any time;

    o a discussion of any material federal income tax considerations; and

    o any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

    Certificates representing Debt Warrants will be exchangeable for new certificates representing Debt Warrants of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

    The company may issue other warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered:

    o the title of such Warrants;

    o the Securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable;

    o the price or prices at which such Warrants will be issued;

    o the currency or currencies, including composite currencies or currency units, in which the price of such Warrants may be payable;

    o if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock;

    o if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

    o if applicable, a discussion of any material federal income tax considerations; and

    o any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

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    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the certificate representing the Warrant properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining Warrants.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities (including Debt Securities that are exchangeable for Bearer Securities and Debt Securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(l)(v)) which agree in writing to comply with the requirements of
Section 165(j)(3)(A),(B) or (C) of the Code, as defined below, and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must represent in writing that they have in effect, in connection with the offer and sale of the Debt Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the Debt Securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). Furthermore, the owner of the obligation (or the financial institution or clearing organization through which the owner holds the obligation) must certify to the Company that the owner is not a United States Person. Bearer Securities and any coupons attached hereto will bear the following legend: 'Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.'

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. The applicable Prospectus Supplement or Prospectus Supplements will describe such limitations for any Bearer Securities relating thereto.

    As used herein, 'United States person' means

    o an individual who is, for United States federal income tax purposes, a citizen or resident of the United States,

    o a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or

    o an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and 'United States' means the United States of America (including the States and the District of Columbia), its territories and its possessions.

         DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

TRUST PREFERRED SECURITIES

    The Declaration pursuant to which each IPC Trust is organized will be replaced by an Amended and Restated Declaration of Trust (the 'Amended Declaration') which will authorize the Trustees of each IPC Trust to issue on behalf of such IPC Trust one series of Trust Preferred Securities and one series of Trust Common Securities (together, the 'Trust Securities'). The Trust Preferred Securities will be issued to the public pursuant to the Registration Statement of which

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this Prospectus forms a part, and the Trust Common Securities will be issued directly or indirectly to the Company.

    The Trust Preferred Securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Amended Declaration or made part of such Amended Declaration by the Trust Indenture Act. Reference is made to the applicable Prospectus Supplement relating to the Trust Preferred Securities of such IPC Trust for specific terms, including:

    o the distinctive designation of Trust Preferred Securities,

    o the number of Trust Preferred Securities issued by such IPC Trust,

    o the annual dividend rate (or method of determining such rate) for Trust Preferred Securities issued by such IPC Trust and the date or dates upon which such dividends shall be payable,

    o whether dividends on Trust Preferred Securities issued by such IPC Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on Trust Preferred Securities issued by such IPC Trust shall be cumulative,

    o the amount or amounts which shall be paid out of the assets of such IPC Trust to the holders of Trust Preferred Securities of such IPC Trust upon voluntary or involuntary dissolution, winding-up or termination of such IPC Trust,

    o the terms and conditions, if any, under which Trust Preferred Securities of such IPC Trust may be converted into shares of capital stock of the Company, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire,

    o the terms and conditions, if any, upon which the related series of the Subordinated Debt Securities of the Company may be distributed to holders of Trust Preferred Securities of such IPC Trust,

    o the obligation, if any, of such IPC to purchase or redeem Trust Preferred Securities issued by such IPC Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such IPC shall be purchased or redeemed, in whole or in part, pursuant to such obligation,

    o the voting rights, if any, of Trust Preferred Securities issued by such IPC Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, as a condition to specified action or amendments to the applicable Amended Declaration of such IPC Trust and

    o any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such IPC consistent with the applicable amended Declaration of such IPC Trust or with applicable law.

    Pursuant to the applicable Amended Declaration of such IPC Trust, the Property Trustee will own the Subordinated Debt Securities of the Company purchased by the applicable IPC Trust for the benefit of the holders of the Trust Preferred Securities and the Trust Common Securities. The payment of dividends out of money held by the IPC Trusts, and payments upon redemption of Trust Preferred Securities or liquidation of any IPC Trust, will be guaranteed by the Company to the extent described under ' -- Trust Guarantees.'

    Certain United States Federal income tax considerations applicable to an investment in Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Trust Preferred Securities, each IPC Trust will also issue one series of Trust Common Securities. Each Amended Declaration will authorize the Regular Trustees of an IPC Trust to issue on behalf of such IPC Trust one series of Trust Common Securities having such terms, including dividends, conversion, redemption, voting, liquidation rights

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

or such restrictions as shall be set forth therein. Except as otherwise provided in the Prospectus Supplement relating to the Trust Preferred Securities, the terms of the Trust Common Securities issued by such IPC Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such IPC Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata with the Trust Preferred Securities, except that, upon an event of default under the applicable Amended Declaration of such IPC Trust, the rights of the holders of the Trust Common Securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and appoint, remove or replace any of the Trustees of the related IPC Trust. All of the Trust Common Securities of each IPC Trust will be directly or indirectly owned by the Company.

    The applicable Prospectus Supplement will describe whether the Company and/or certain of its subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the Property Trustee.

TRUST GUARANTEES

    Set forth below is a summary of information concerning the Trust Guarantees which will be executed and delivered by the Company, from time to time, for the benefit of the holders of Trust Preferred Securities. The accompanying Prospectus Supplement will describe any significant differences between the actual terms of the Trust Guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Trust Guarantees, which is filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

    General. The Company will irrevocably and unconditionally agree, to the extent set forth in the Trust Guarantees, to pay in full, to the holders of Trust Preferred Securities of each IPC Trust, the Trust Guarantee Payments (as defined below) (except to the extent paid by such IPC Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such IPC Trust may have or assert. The following payments with respect to the Trust Preferred Securities to the extent not paid by the applicable IPC Trust (the 'Trust Guarantee Payments') will be subject to the Trust Guarantees (without duplication):

    o any accrued and unpaid dividends which are required to be paid on the Trust Preferred Securities of such IPC Trust, to the extent such IPC Trust shall have funds legally available therefor,

    o the redemption price, including all accrued and unpaid dividends (the 'Redemption Price'), payable out of funds legally available therefor, with respect to any Trust Preferred Securities called for redemption by such IPC Trust and

    o upon a liquidation of such IPC Trust (other than in connection with the distribution of Subordinated Debt Securities of the Company to the holders of the Trust Preferred Securities or the redemption of all of the Trust Preferred Securities issued by such IPC Trust), the lesser of

      -- the aggregate of the liquidation preference and all accrued and unpaid dividends on the Trust Preferred Securities of such IPC Trust to the date of payment and

      -- the amount of assets of such IPC Trust remaining available for distribution to holders of Trust Preferred Securities of such IPC Trust in liquidation of such IPC Trust.

The Company's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable IPC Trust to pay such amounts to such holders.

    Covenants of the Company. In each Trust Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable IPC Trust remain outstanding, if there

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

shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Amended and Restated Declaration of such IPC Trust, then:

    o the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of the stock of the same class as that on which any dividend is being paid),

    o the Company shall not make any payment of principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities, and

    o the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantees).

    Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities of any IPC Trust (in which case no vote will be required), the Trust Guarantees with respect to the Trust Preferred Securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Trust Preferred Securities of such IPC Trust. The manner of obtaining any such approval of holders of the Trust Preferred Securities of such IPC Trust will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Guarantees shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

    Termination of the Trust Guarantees. Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable IPC Trust upon:

    o full payment of the redemption price of all Trust Preferred Securities of such IPC Trust,

    o distribution of the Subordinated Debt Securities of the Company held by such IPC Trust to the holders of the Trust Preferred Securities of such IPC Trust or

    o full payment of the amounts payable in accordance with the Amended and Restated Declaration upon liquidation of such IPC Trust.

    Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by applicable IPC Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

    The subordination provisions of the Subordinated Debt Securities and the Trust Guarantees, respectively, will provide that in the event payment is made on the Subordinated Debt Securities or the Trust Guarantees in contravention of such provisions, such payments will be paid over to the holders of Senior Indebtedness.

    Ranking of the Trust Guarantees. Each Trust Guarantee will constitute an unsecured obligation of the Company and will rank:

    o subordinate and junior in right of payment to all other liabilities of the Company, except any liabilities that may be made pari passu expressly by their terms,

    o pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or interests of any affiliate of the Company and

    o senior to the Company's Common Stock.

    Each Amended Restated Declaration will provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Guarantee.

    Each Trust Guarantee will constitute a guarantee of payment and not of collection. Each Trust Guarantee will be deposited with the Property Trustee to be held for the benefit of the Trust Preferred Securities of the applicable IPC Trust. The Property Trustee will have the right to

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enforce the Trust Guarantees on behalf of the holders of the Trust Preferred
Securities of the applicable IPC Trust. The holders of not less than a majority in aggregate liquidation preference of the Trust Preferred Securities of the applicable IPC Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable Trust Guarantee, including the giving of directions to the Property Trustee.

    If the Property Trustee fails to enforce a Trust Guarantee as above provided, any holder of Trust Preferred Securities of the applicable IPC Trust may institute a legal proceeding directly against the Company to enforce its rights under such Trust Guarantee, without first instituting a legal proceeding against the applicable IPC Trust, or any other person or entity. Each Trust Guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable IPC Trust, and by complete performance of all obligations under such Trust Guarantee.

    Governing Law. Each Trust Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    The Company and/or the IPC Trusts, as the case may be, may sell Offered Securities in any of the following ways:

    o to or through underwriters or dealers

    o by itself directly to other purchasers or

    o through agents.

    Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company and/or the IPC Trust, as the case may be, also may, from time to time, authorize underwriters acting as the Company's and/or the IPC Trust's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement.

    In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company and/or the IPC Trusts in the form of underwriting discounts or commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company and/or the IPC Trusts to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company and/or the IPC Trusts, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company and/or the IPC Trusts for certain expenses.

    If so indicated in an applicable Prospectus Supplement, the Company and/or the IPC Trusts will authorize dealers acting as the Company's and/or the IPC Trust's agents to solicit offers by certain institutions to purchase Offered Securities from the Company and/or the IPC Trusts at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ('Contracts') providing for payment and delivery on the date or dates stated in such

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Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company and/or the IPC Trusts.

    Contracts will not be subject to any conditions except:

    o the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

    o if the Offered Securities are being sold to underwriters, the Company and/or the IPC Trusts shall have sold to such underwriters the amount of the Offered Securities specified in the applicable Prospectus Supplement.

    Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts. A commission as indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company and/or the IPC Trusts.

    Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Offered Securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D).

    Any underwriters to whom Offered Securities are sold by the Company and/or the IPC Trusts for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities. The applicable Prospectus Supplement will describe whether certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

    Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Company Securities will be passed upon for the Company by Barbara Smithers, Vice President and Corporate Secretary. The validity of the Trust Preferred Securities will be passed upon for the IPC Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel to the IPC Trusts. The validity of the Offered Securities will be passed upon for any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Ms. Smithers does not own a material or significant amount of the outstanding shares of International Paper Common Stock. She participates in International Paper's Stock Option Plan and in its Performance Share Plan, having an interest in a fund under that plan which invests in International Paper Common Stock.

                                    EXPERTS

    The audited financial statements and schedules incorporated by reference in prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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